EXHIBIT 10.4

EMPHASYS MEDICAL, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of August 6, 2007 (the “Effective Date”), by and between Emphasys Medical, Inc., a Delaware corporation (the “Company”), and John G. McCutcheon (“Employee”).

A. The Company and Employee mutually desire to enter into this Agreement, which will supersede any and all existing agreements with respect to the subject matter hereof and to restate the Company’s obligations with respect to any termination of Employee’s employment relationship with the Company.

B. Certain capitalized terms used in the Agreement are defined in Section 5 below.

The parties hereto agree as follows:

1. TERM OF AGREEMENT. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2. AT-WILL EMPLOYMENT. The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law. If Employee’s employment is terminated for any reason, Employee shall not be entitled to any benefits, damages, awards or compensation other than as expressly set forth herein or as may otherwise be available in accordance with the Company’s established employee plans and practices.

3. SEVERANCE BENEFITS.

(a) Subject to Section 4 below, in the event of the Involuntary Termination or Constructive Termination (as such terms are defined in Section 5 below) of Employee’s employment relationship with the Company (or its successor), Employee will be entitled to continue to receive his base salary for a period of six months (the “Severance Period”). Any such payments shall be made ratably over the Severance Period according to the Company’s standard payroll schedule.

(b) During the Severance Period, the Company shall provide to Employee continued coverage under such long-term disability, medical and dental plans as in effect for senior level executives of the Company (or substantially comparable coverage) for Employee and, where applicable, Employee’s spouse, dependents and beneficiaries, at the same contribution or premium rate as may be charged from time to time for active employees of the Employer generally, as if Employee had continued in employment during such period. The COBRA health care continuation coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the Company’s applicable benefit plans, shall commence immediately after the Severance Period.

(c) The Company’s obligation to provide the benefits set forth in this Section 3 shall be conditioned upon the Employee’s execution and delivery to the Company of a general release of claims in form and substance satisfactory to the Company and its counsel and the effectiveness of such release.

(d) Notwithstanding the foregoing, in the event that Employee commences a New Employment Relationship (as defined below) during the Severance Period, Employee shall provide written notice to the Company at least 10 calendar days prior to commencing such employment. The

Severance Period will automatically terminate upon the commencement of the New Employment Relationship, and the Company’s obligations to provide the severance benefits set forth in subsections (a) and (b) shall terminate.

(e) In the event that Employee’s employment is terminated, and such termination is not an Involuntary Termination or Constructive Termination, then Employee shall not be entitled to receive any benefits except for those (if any) as may then be established under the Company’s then existing benefits plans and practices.

(f) The parties acknowledge and agree that nothing in this Agreement shall affect the vesting provisions of any stock options held by Employee (or Common Stock subject to the Company’s right of repurchase), and that such stock options and/or Common Stock shall vest in accordance with their terms, including, without limitation, any provisions providing for acceleration of vesting upon the termination of Employee’s employment relationship with the Company under certain circumstances.

4. LIMITATION ON PAYMENTS. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state income tax law), then Employee’s severance benefits under Section 3(a) or (b) shall be either

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax-basis, of the greater amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 4 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4. In the event that subsection (a) above applies, then Employee shall be responsible for any excise taxes imposed with respect to such severance and other benefits. In the event that subsection (b) above applies, then each benefit provided hereunder shall be proportionately reduced to the extent necessary to avoid imposition of such excise taxes.

5. DEFINITION OF TERMS. The following terms used in this Agreement shall have the following meanings:

(a) “Involuntary Termination” shall mean termination without Cause (as such term is defined in the Company’s 2000 Stock Plan) by the Company or its successor.

(b) “Constructive Termination” shall mean Employee’s resignation for any of the following reasons: (i) a material reduction, without Employee’s consent, in Employee’s base salary

(other than in connection with a general reduction of base salaries applicable to all employees in similar positions); (ii) a material reduction, without Employee’s consent, in the kind or level of employee benefits to which Employee was entitled immediately prior to such reduction with the result that Employee’s overall benefits package is significantly reduced (other than in connection with a general reduction of benefits applicable to all employees in similar positions); or (iii) a relocation of Employee’s designated place of employment to a location outside the greater San Francisco Bay area; in each case provided that Employee notifies the Company in writing within 90 days of the initial existence of such condition and the Company fails to cure the condition within 30 days following such notice.

(c) New Employment Relationship. “New Employment Relationship” shall mean any employment or consulting relationship with one or more business entities that is reasonably expected to involve in the aggregate at least 30 hours of service per week by Employee.

6. SUCCESSORS.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. The terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. NOTICE.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Financial Officer.

(b) Notice of Termination. Any termination by the Company for Cause or by Employee as a result of a voluntary resignation and any Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 7(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of Employee hereunder or preclude Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

8. MISCELLANEOUS PROVISIONS.

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Entire Agreement. This Agreement represents the entire agreement between Employee and the Company with respect to the matters set forth herein. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California as applied to agreements entered into and performed within California solely by residents of that state.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes, if applicable.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

The parties have executed this Employment Agreement as of the date first written above.

EMPHASYS MEDICAL, INC.:

By:	/s/ Hank Plain
Hank Plain
Title:	Chairman
Date:	August 7, 2007

EMPLOYEE:

By:	/s/ John McCutcheon
John G. McCutcheon
Date:	August 6, 2007